Exhibit 10.1

Micromet, Inc.
2110 Rutherford Road
Carlsbad, California 92008

Dr. Christian Itin
President and CEO
Micromet, Inc.

May 5, 2006

Letter Employment Agreement with Micromet, Inc. (the “Company”)

Dear Christian,

Following the closing of the merger transaction involving CancerVax Corporation and Micromet AG on May 5, 2006, the Company acting through the Compensation Committee of the Board of Directors is in the process of considering the terms of a proposed executive employment agreement between you and the Company. The Company will use its best efforts to complete a mutually satisfactory executive employment agreement with you as soon as reasonably possible. In the meantime, and in recognition of the fact that you had to resign from your position as Vorstand of Micromet AG as a result of the consummation of the merger, the Company hereby agrees to employ you as Chief Executive Officer of the Company under the same terms and conditions as were applicable to your employment by Micromet AG immediately prior to the consummation of the merger. Your employment by the Company under these terms and conditions will continue until such time as you and the Company execute the new employment agreement. Upon such execution, your employment by the Company established pursuant to this letter will expire, and all of the Company’s and your respective rights and obligations will be governed by the new employment agreement.

Sincerely,

Jerry C. Benjamin
Chairman of the Compensation Committee

Agreed and accepted:

Dr. Christian Itin